INTERMEC, INC.
DIRECTOR DEFERRED COMPENSATION PLAN

(As Amended and Restated November 9, 2010)

1. Introduction.

(a)      Purpose. The purposes of the Intermec, Inc. Director Deferred Compensation Plan (the "Plan"), which is an amendment and restatement of the 2002 Director Stock Option and Fee Plan), are to further long-term growth of the Company by providing members of the Board of Directors of Intermec, Inc., a Delaware corporation (the "Company"), who are neither officers nor employees of the Company, the ability to defer receipt of their compensation, keeping their financial interests aligned with the Company, thereby providing them with a long-term incentive to remain in the service of the Company and increase their efforts for the success of the Company. The Plan is also intended to assist the Company in attracting experienced and qualified candidates to become members of the Board. The Plan is intended to be a continuation of the deferral components of the 2002 Director Stock Option and Fee Plan, as amended effective November 13, 2007 (the "2002 Plan").

(b)      Effective Date. The Plan is effective as of the date of the Company's 2008 Annual Meeting of Stockholders (the "Effective Date"), provided that the Plan will become effective only if Company's stockholders approve the 2008 Omnibus Incentive Plan at that meeting. The Plan is also effective with respect to all amounts under the 2002 Plan deferred on or after January 1, 2005 that remain unpaid as of the Effective Date. All amounts earned and vested as of December 31, 2004 shall continue to be governed by the terms of the 2002 Plan in place as of December 31, 2004 or any earlier applicable date in accordance with then applicable Internal Revenue Service ("IRS") guidance. All amounts earned or vested from January 1, 2005 through the day before the Effective Date shall be governed by this Plan, as modified by the operations of the Plan during such period in accordance with Section 409A and then applicable IRS guidance (including transition relief). No amendment to the Plan on and after January 1, 2005 is intended to, nor shall it be deemed to, apply to other than the terms and conditions of the Plan in effect prior to January 1, 2005 unless expressly provided by such amendment.

2. Definitions.

"2002 Plan" has the meaning set forth in Section 1(a).

"Account" means a Cash Account or a Share Account.

"Adverse Tax Consequences under Section 409A" means the accelerated inclusion of taxable income, 20% additional tax rate and associated interest charge that shall apply to any deferred compensation of a Director under Section 409A(a)(1)(B) of the Code.

"Affiliated Company" means (a) any corporation that is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) that includes the Company, and (b) any trade or business that is under common control (as defined in Section 414(c) of the Code) with the Company.

"Beneficiary" means the person, trust or other entity designated by the Director to receive payment under the Plan in the event of the Director's death.

"Board" means the Board of Directors of the Company.

"Cash Account" means the bookkeeping account established by the Company for the deferral of Fees by Directors that shall be credited with earnings pursuant to Section 4(b) hereof.

"Change of Control" means a change (a) in the ownership of the Company (acquisition by one or more persons acting as a group, of more than 50% of the total voting power or fair market value of the Company); (b) in the effective control of the Company (acquisition or acquisitions during a 12-month period ending on the date of the last acquisition, by one or more persons acting as a group, of 30% or more of the voting power of the Company or replacement of a majority of the members of the Board during any 12-month period, not endorsed by the majority of the Board prior to the appointment or election); or (c) in the ownership of a substantial portion of the assets of the Company, in each case as provided in Section 409A and the regulations thereunder and interpretations thereof, as the same may be applicable from time to time.

"Claimant" has the meaning set forth in Section 9(a).

"Code" means the Internal Revenue Code of 1986, as amended.

"Common Stock" means the common stock, par value $.01 per share, of the Company.

"Company" has the meaning set forth in Section 1(a).

"Deferral Election" means an election pursuant to Section 3 hereof to defer receipt of Fees into a Share Account or Cash Account and/or to designate the payout timing of a Share Account or Cash Account.

"Deferred Amounts" mean the amounts credited to a Director's Share Account or Cash Account pursuant to a Deferral Election or otherwise pursuant to Section 4.

"Director" means a member of the Board who is neither an officer nor an employee of the Company. A Director of the Company shall not be deemed to be an employee of the Company solely by reason of the existence of a consulting contract between such Director and the Company or any subsidiary thereof pursuant to which the Director agrees to provide consulting services as an independent consultant to the Company or its subsidiaries on a regular or occasional basis for a stated consideration. The term "Director" as used in the Plan shall include any person who may hereafter become an advisory director of the Company, as that term is used in the Company's By-Laws.

"Disability" and its derivations such as "Disabled" mean either of the following: (a) the Director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months; or (b) the Director is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Director's company. Notwithstanding the foregoing, a Director shall be deemed to have a Disability or to be Disabled if the Director (i) has been determined to be totally disabled by the Social Security Administration or (ii) has been determined to be disabled in accordance with the Director's company's disability insurance program, but only if the definition of "disability" under that program complies with the requirements of Treasury Regulation Section 1.409A-3(i)(4).

"Effective Date" has the meaning set forth in Section 1(b).

"Fair Market Value" or "FMV" means, as of any given date, the closing price reported for the Common Stock during normal business hours on the New York Stock Exchange for such date, if traded thereon, or, if not traded thereon, on a national securities exchange, if traded thereon, or, if not traded thereon, the average of the high and low or closing bid and asked prices reported on another reporting system that provides such information on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Board in its discretion. In the event the Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Board in such manner as it deems appropriate.

"Fees" means Retainer Fees and Meeting Fees.

"Investment Options" means the investment options made available by the Board under the Plan, as may be modified from time to time. The Director may change a selection by submitting a new election to the Board on a form approved by the Board. Any such selection shall take effect in the calendar quarter next succeeding the quarter in which the election form is received by the Board, and shall continue in effect thereafter until changed in accordance with the foregoing sentence. The Director's selection of an Investment Option and the crediting or debiting of amounts to a Director's Cash Account based on such selection shall not be considered or construed as an actual investment in any such Investment Option. A Director's Cash Account balance shall at all times be a bookkeeping entry only.

"Meeting Fees" means fees scheduled to be paid to a Director for attendance at Board or committee meetings.

"Plan" has the meaning set forth in Section 1(a).

"Plan Administrator" means the Board or such delegate as the Board prescribes pursuant to Section 19(a).

"Retainer Fees" means the annual retainer scheduled to be paid to a Director for the calendar year and additional annual fees scheduled to be paid to a Director for serving as Chairman of the Board or as Chair of a Board committee.

"Section 409A" means Section 409A of the Code.

"Share Account" means the bookkeeping account established by the Company for the deferrals of Fees by Directors, and for the restricted deferred stock unit grants under the Director Compensation Program, which account shall be credited with Share Units pursuant to Section 4(a).

"Share Unit" means a share of Common Stock credited as a bookkeeping entry to a Director's Share Account. Each Share Unit shall represent the right to receive one share of Common Stock.

"Unforeseeable Emergency" means a severe financial hardship to the Director resulting from an illness or accident of the Director, the Director's spouse, the Director's Beneficiary or the Director's dependent (as defined in Code Section 152(a)), without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Director's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director. For example: (a) the imminent foreclosure of or eviction from the Director's primary residence may constitute an Unforeseeable Emergency; (b) the need to pay for medical expenses, including nonrefundable deductibles, as well as for the costs of prescription drug medication may constitute an Unforeseeable Emergency; (c) the need to pay for the funeral expenses of a spouse, a Beneficiary or a dependent (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)) may constitute an Unforeseeable Emergency. The purchase of a home and the payment of college tuition are not Unforeseeable Emergencies. The determination of whether an Unforeseeable Emergency has occurred shall be based on the facts and circumstances of the individual Director's situation and shall be determined by the Plan Administrator.

3. Terms and Conditions of Deferral Elections.

(a)      In General. Each Director may irrevocably elect annually to defer receiving all or a portion of (i) the shares of Common Stock that would otherwise be issued in connection with the Director's retainer fees or meeting fees in respect of a calendar year, (ii) the shares of Common Stock that would otherwise be issued upon a Director's election to receive cash retainer fees or meeting fees in shares of Common Stock, or (iii) a Director's cash retainer fees or meeting fees in respect of a calendar year that are not subject to an election to receive such fees in shares of Common Stock (a "Deferral Election"). Each Deferral Election shall state the amount of cash or stock that the Director is electing to defer. A Director who has made a Deferral Election with respect to shares of Common Stock shall have the number of shares of Common Stock that are the subject of the Deferral Election credited to a Share Account in the form of Share Units. A Director who has made a Deferral Election with respect to Meeting Fees that are not subject to a Share Election shall have the amount of deferred fees credited to a Cash Account.

(b)      Timing of Deferral Election. The Deferral Election shall be in writing and delivered to the Secretary of the Company on or prior to December 31 of the calendar year preceding the calendar year in which the applicable Fees are to be earned; provided, however, that a Director who commences service on the Board on or subsequent to January 1 of a calendar year may make a prospective Deferral Election during the 30-day period immediately following the commencement of his or her directorship, and, accordingly, such Deferral Election shall apply only with respect to compensation paid for services to be performed subsequent to the Deferral Election. A Deferral Election, once made, shall be irrevocable for the calendar year with respect to which it is made and shall remain in effect for future calendar years unless revoked or modified by a subsequent Deferral Election with respect to future calendar years on or prior to December 31 of the calendar year preceding the calendar year in which such revocation shall take effect and in accordance with the provisions hereof. No subsequent Deferral Election may be made with respect to Fees earned during the current calendar year or prior calendar years.

4. Crediting of Accounts.

(a)      Share Accounts. Each Share Account shall be deemed to be invested in shares of Common Stock. Whenever regular cash dividends are paid by the Company on outstanding Common Stock, there shall be credited to the Director's Share Account additional Share Units equal to (i) the aggregate dividend that would be payable on outstanding shares of Common Stock equal to the number of Share Units in such Share Account on the record date for the dividend, divided by (ii) the Fair Market Value of the Common Stock on the payment date of the dividend.

(b)      Cash Accounts. Each Director's Cash Account shall be credited with earnings, gain or loss, on the last day of each calendar quarter. The earnings on each Cash Account shall be deemed invested in the Investment Options chosen by each Director at the time of his or her Deferral Election and modified thereafter pursuant to such rules and procedures as the Board may establish in its discretion. If no Investment Option is selected, earnings shall be credited based on the default Investment Option designated by the Board.  Earnings shall be calculated on the basis of the average daily balance in the Cash Account during the calendar quarter.

(c)      No Account Transfers. A Director may not transfer or convert a Share Account to a Cash Account, or vice versa.

(d)      Status of Accounts. The Share Account and Cash Account shall not be funded, and all Deferred Amounts shall be held in the general assets of the Company and be subject to the claims of general creditors of the Company.

5. Payment of Deferred Amounts.

(a)      Commencement of Payment. Except as otherwise provided in this Section 5, a Director's Deferred Amounts shall become payable in the January following the year in which the Director separates from service as a Director; provided, however, that if a Director is also providing services to the Company or an Affiliated Company as an independent contractor, his or her Deferred Amounts cannot be paid until he or she has separated from service both as a Director and as an independent contractor. Payments from a Cash Account shall be paid in cash. Payments from a Share Account shall be made by converting Share Units into Common Stock on a one-for-one basis, with payment of fractional shares to be made in cash based on the Fair Market Value of such fractional share on the last market day of the preceding calendar quarter.

(b)      Timing of Payments. Subject to Sections 5(c) and (d), each Director shall elect in his or her Deferral Election to receive payment of his or her Deferred Amounts in the event the Director separates from service as a Director (for reasons other than death, Disability or Unforeseeable Emergency) either in a lump sum or in two to 15 substantially equal annual installments. Effective January 1, 2009, a Director may elect to change such form of payment only under the following conditions:

(i)  The election does not take effect until as least 12 months after the date on which the election is made; and

(ii)  The payment with respect to which such election is made shall be deferred for a period of not less than five years from the date such payment would otherwise have been paid (or in the case of any method of installment payments, each of which are treated as a single payment for purposes of Section 409A, five years from the date the first installment was scheduled to be paid).

With respect to each of the calendar years that include December 31, 2007 and December 31, 2008, respectively, the Directors were and will be given the ability to elect to change such form of payment without regard to the limitations imposed in the foregoing subsections (i) and (ii) above, to the full extent permitted by applicable all applicable Treasury regulations, IRS rulings and other guidance governing the transition period under Section 409A.  If there is no effective Deferral Election on file with the Plan, payment of Deferred Amounts will be made in a lump sum.

(c)      Payment Upon Death, Disability or Unforeseeable Emergency. In the event of a Director's death, payment of the remaining portion of the Director's Deferred Amounts shall be made to the Director's Beneficiary (or, if no Beneficiary has been designated, to the Director's estate or other legal representative) in a lump sum. Payment shall be made to a Director in a lump sum in the event of Disability or upon the occurrence of an Unforeseeable Emergency. A Director who experiences a Disability or an Unforeseeable Emergency may request a payment from his or her Accounts under the Plan by submitting a request in writing to the Secretary of the Company for presentation to the Board. Such request shall specify the date of the occurrence of such Disability or Unforeseeable Emergency and the amount of the payment requested. A distribution based on an Unforeseeable Emergency is limited to the amount reasonably necessary to satisfy the emergency need and may include amounts necessary to pay any federal, state or local income tax penalties reasonably anticipated to result from the distribution. Payment under this Section 5(c) shall be made on or before the 90th day immediately following the event that triggers such payment. A Director's Deferral Election shall be cancelled for the remainder of any calendar year in which he or she receives a distribution based on an Unforeseeable Emergency.

(d)      Delay in Payments Allowed by Plan Administrator. To the extent permitted by Treasury Regulation Section 1.409A-2(b)(7), a delay in payments shall be allowed under the Plan if the Plan Administrator determines that the amount would not be deductible under Code § 162(m) or if the payment would violate federal securities laws or other applicable laws.

6. Limitation of Rights.

(a)      No Right to Continue as a Director. Neither the Plan nor the making of a Deferral Election nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Company shall retain a Director for any period of time or at any particular rate of compensation.

(b)      No Stockholder's Rights. A Director who has made a Deferral Election (or his or her representative) shall have no rights as a stockholder with respect to any Share Units with respect to a Deferral Election until the date of the actual issuance to him or her (or such representative) of shares of Common Stock (either through the Company's Direct Registration System or by certification), and, except as expressly provided by the terms of the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such shares are issued.

7. Effect of Certain Changes in Capitalization. In the event of any change in corporate capitalization (such as a stock split), any corporate transaction (such as any merger, consolidation or separation (including a spinoff)), any other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Board shall equitably adjust the Share Account to reflect any such transaction and shall make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan.

8. Change of Control. Notwithstanding anything in the Plan to the contrary, upon the occurrence of a Change of Control:

(a)      All Share Units credited to a Share Account shall be converted into Common Stock and, together with all Deferred Amounts credited to a Cash Account, shall be transferred within 90 days of the Change of Control to each Director; and

(b)      Fees earned in respect of the calendar quarter in which the Change of Control occurs shall be paid in cash as soon as practicable.

9. Claims Procedures.

(a)      Presentation of Claim. Any Director or Beneficiary (such Director or Beneficiary being referred to in this Section as a "Claimant") may deliver to the Board a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after the Claimant received such notice. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

(b)      Notification of Decision. The Board shall consider a Claimant's claim within a reasonable time, and shall notify the Claimant in writing:

(i)  That the Claimant's requested determination has been made, and that the claim has been allowed in full; or

(ii)  That the Board has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, in which case such notice shall state (1) the specific reason(s) for the denial of the claim, or any part of it, and (2) the specific references to pertinent provisions of the Plan on which such denial was based.

(c)      Legal Action. Compliance with the foregoing provisions of this Section 9 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under the Plan.

10. Amendment; Termination.

(a)      Amendment. The Board may at any time and from time to time alter, amend or suspend the Plan in whole or in part; provided, however, that no amendment which is required by any regulation, law or stock exchange rule to be approved by stockholders shall be effective unless it is approved by the stockholders of the Company entitled to vote thereon. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Director, under any option or under any election theretofore in effect under the Plan, or with respect to Deferred Amounts, without such Director's consent.

(b)      Termination. The Plan shall continue for an indefinite period of time unless earlier terminated by the Board. Notwithstanding the Plan's termination, amounts shall be delivered pursuant to any Deferral Election made prior to the Plan's termination in accordance with such election. Deferral Elections may not be made for any Director retainer fees or meeting fees that would be paid following the date of the termination of the Plan.

11. Nontransferability. No right or interest of any Director in Deferred Amounts shall be transferable by a Director other than (a) by will or by the laws of descent and distribution, or (b) pursuant to the same rules and procedures that apply to a qualified domestic relations order (as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended). All rights with respect to Deferred Amounts shall be exercisable, during the Director's lifetime, only by the Director or by the guardian or legal representative of the Director or an alternate payee pursuant to a qualified domestic relations order.

12. Beneficiaries. The Board shall establish such procedures as it deems appropriate for a Director to designate a Beneficiary to whom any amounts payable in the event of a Director's death are to be paid. Directors shall make a beneficiary election with respect to Deferred Amounts at the same time that a Deferral Election is made.

13. Compliance With Law, Etc. Notwithstanding any other provision of the Plan or agreements made pursuant hereto, the Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions:

(a)      the listing, or approval for listing upon notice of issuance, of such shares on the New York Stock Exchange or such other securities exchange or NASDAQ as may at the time be the principal market for Common Stock;

(b)      any registration or other qualification of such shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification that the Board shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

(c)      the obtaining of any other consent, approval or permit from any state or federal governmental agency, which the Board shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

14. Compliance With Section 409A. The Plan is intended to comply with the requirements of Section 409A (including all applicable Treasury regulations, IRS rulings and other guidance). Notwithstanding any provision to the Plan or agreements made pursuant to the Plan, the Plan shall be interpreted, operated and administered in a manner consistent with this intention, so as to avoid the Adverse Tax Consequences under Section 409A.

15. Notice. Any written notice to the Company required by any of the provisions of the Plan shall be addressed to the Secretary of the Company and shall become effective when it is received.

16. Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and shall be construed accordingly.

17. Headings. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

18. Administration.

(a)      In General

(i)  Administrator. The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have the right to delegate its authority to administer the Plan to the Governance and Nominating Committee or another Board committee consisting solely of independent Directors.

(ii)  Discretionary Authority. The Plan Administrator shall have and exercise all discretionary and other authority to control and manage the operation and administration of the Plan, except such authority as is specifically allocated otherwise by or under the terms hereof, and shall have the power to take any action necessary or appropriate to carry out such responsibilities. Without limiting the foregoing, and in addition to the authority and duties specified elsewhere herein, the Plan Administrator shall have the discretionary authority to (1) construe, interpret and apply the terms and provisions of the Plan, (2) prescribe such rules and regulations, and issue such directives, as it deems necessary or appropriate for the administration of the Plan, and (3) make all other determinations and decisions as it deems necessary or appropriate for the administration of the Plan. The Plan Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it deems expedient.

(iii)  No Conflicts. No Director who represents or is authorized to act on behalf of (or who is a member of) the Administrator or the Board may decide, determine or act on any matter that affects the distribution, nature or method of settlement of solely such Director's retirement benefit under the Plan, except in exercising an election available to that Director in his or her capacity as a Director.

(b)      Finality of Determination. Except as with respect to appeals of claim denials under Section 9, the determination of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan shall be final, binding and conclusive on all persons and shall be given the greatest deference permitted by law. Any determination by the Board in connection with the Plan shall be final, binding and conclusive on all persons and shall be given the greatest deference permitted by law.

(c)      Expenses. All expenses that are necessary to operate and administer the Plan shall be paid by the Company; however, such expenses may be allocated across Directors' Accounts if the Company so chooses.

(d)      Disputed Payee or Act. If any dispute arises regarding the person to whom payment or delivery of any sums or property should be made by the Company or regarding any act to be performed the Company may, in its sole discretion, retain such payment and postpone the performing of such act until final adjudication of such dispute has been made in a court of competent jurisdiction or otherwise to the satisfaction of the Company or until the Company has been indemnified against loss to its satisfaction.